UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): March 12, 2019

Scholar Rock Holding Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-38501	82-3750435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

620 Memorial Drive, 2nd Floor, Cambridge, MA 02139
(Address of Principal Executive Offices) (Zip Code)

(857) 259-3860
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

Amended and Restated Collaboration Agreement

On March 12, 2019, Scholar Rock, Inc., a wholly-owned subsidiary of Scholar Rock Holding Corporation (“we,” “our,” “us”) and Adimab, LLC (“Adimab”) entered into an amended and restated collaboration agreement (the “Adimab Agreement”), which amended and restated the collaboration agreement with Adimab dated November 11, 2016 (the “Original Adimab Agreement”). The Adimab Agreement, among other things, clarifies certain terms of the Original Adimab Agreement and expands our right to collaborate with Adimab on research programs for the discovery and/or optimization of antibodies against additional biological targets of our choice (each such research program, a “Research Program”). SRK-181, one of our product candidates, is subject to the terms of the Adimab Agreement, and upon entering into the Adimab Agreement, we exercised our Development and Commercialization Option (as defined below) to the Research Program from which SRK-181 was generated.

Under the Adimab Agreement, we selected a number of biological targets against which Adimab used its proprietary platform technology to discover and/or optimize antibodies based upon mutually agreed upon research plans, and we have the ability to select a specified number of additional biological targets against which Adimab will provide additional antibody discovery and optimization services.

During the research term and evaluation term for each Research Program, we have a non-exclusive, sublicenseable (solely to certain service providers and collaborators as specified in the Adimab Agreement), worldwide license under Adimab’s technology with respect to the target, to perform certain research activities and to evaluate the program antibodies to determine whether we want to exercise our option to obtain an exclusive license to exploit such antibodies. We are required to pay Adimab at an agreed upon rate for its full-time employees during the research term while Adimab performs research on each target under the applicable research plan.

On a Research Program-by-Research Program basis, Adimab granted us an exclusive option to obtain a worldwide, royalty-free, fully paid-up, non-exclusive, sublicensable (through multiple tiers) license under Adimab’s technology to research, develop, make and exploit up to a specified number of antibodies generated under a given Research Program (each, a “Development and Commercialization Option”). Upon the exercise of a Development and Commercialization Option, and payment of the applicable option fee to Adimab, Adimab will assign us the patents that cover the antibodies selected by exercise of such Development and Commercialization Option. We will be required to use commercially reasonable efforts to develop and commercialize a program antibody for such Research Program, subject to certain specifications. Upon executing the Adimab Agreement, we also exercised our Development and Commercialization Option for one of the Research Programs.

Pursuant to the Adimab Agreement, we paid Adimab a one-time, non-creditable, non-refundable technology access fee. We are also obligated to make certain technical milestone payments to Adimab on a Research Program-by-Research Program basis. Upon exercise of a Development and Commercialization Option, we are obligated to pay to Adimab a non-creditable, nonrefundable option exercise fee of either (i) a low seven-digit dollar amount or (ii) a mid six-digit dollar amount, based on the antibodies in the given Research Program, plus, in either case, an amount equal to any technical milestone payment which was not previously paid with respect to such Research Program and less, in either case, any option extension fees paid with respect to such Research Program. On a Product (as defined in the Adimab Agreement)-by-Product basis, we will pay Adimab upon the achievement of various clinical and regulatory milestone events with total milestone payments not to exceed mid-teen millions in the aggregate for a given Product. We may also be subject to catch-up payments if we abandon a Product prior to reaching a milestone, but later create a similar backup Product that achieves unmet milestones. For any Product that is commercialized, on a country-by-country and Product-by-Product basis, we are obligated to pay to Adimab a low-to-mid single-digit percentage of annual worldwide net sales of such Product during the applicable royalty period in each country.

The Adimab Agreement will remain in effect until the later of (a) in the event that no Development and Commercialization Option is exercised, upon the conclusion of the last-to-expire evaluation term; or (b) in the event that a Development and Commercialization Option is exercised, on a country-by-country and Product-by-Product basis on the expiration of the last royalty term for a Product in the particular country. Either party may terminate the Adimab Agreement for material breach if such breach remains uncured for a specified period of time. We may also terminate the Adimab Agreement for any reason with prior notice to Adimab.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Amended and Restated Collaboration Agreement, dated March 12, 2019, by and between Scholar Rock, Inc. and Adimab, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Scholar Rock Holding Corporation

Date: March 13, 2019	By:	/s/ Junlin Ho
Junlin Ho
VP, Head of Corporate Legal